Exhibit 99.1

LIFECELL

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven T. Sobieski	Kevin McGrath
Chief Financial Officer	Cameron Associates
(908) 947-1106	(212) 245-8800
ssobieski@lifecell.com	kevin@cameronassoc.com

LIFECELL REPORTS RECORD FINANCIAL RESULTS:
THIRD QUARTER 2007 PRODUCT REVENUES UP 35%

BRANCHBURG, NJ, October 25, 2007 -- LifeCell Corporation (NASDAQ: LIFC) today reported financial results for the third quarter ended September 30, 2007.  Paul Thomas, President and Chief Executive Officer, will host a conference call today at 10:00 a.m. Eastern to discuss third quarter 2007 financial results and expected financial performance for full year 2007.

Third Quarter 2007 Results

Product revenues for the third quarter were $47.5 million, up 35%, compared to $35.1 million reported for the same period in 2006.  The increase in product revenue was primarily due to an increase in demand for the Company’s flagship reconstructive surgical product, AlloDerm®Regenerative Tissue Matrix, which increased 41% to $42.0 million in the current quarter compared to $29.9 million in the third quarter of 2006.  Orthopedic product revenues, which include Graft Jacket® and AlloCraft®DBM, increased to $3.0 million in the quarter from $2.4 million in the third quarter of 2006.  GraftJacket® revenues represented $2.5 million in the quarter compared to $2.0 million in the prior year quarter.  Repliform® revenues were $1.7 million in the third quarter of 2007 compared to $2.0 million in 2006.

Operating income for the third quarter of 2007 increased 30% to $11.3 million compared to operating income of $8.7 million in the third quarter of 2006.

Net income for the third quarter of 2007 was $7.3 million, or $.21 per diluted share, compared to net income of $5.1 million, or $.15 per diluted share in the third quarter of 2006.

Year-To-Date 2007 Results

Product revenues for the first nine months were $137.9 million, up 36%, compared to $101.3 million reported for the same period in 2006.  AlloDerm® product revenues increased 41% to $120.2 million in the first nine months compared to $85.5 million in the first nine months of 2006.  Orthopedic product revenues increased to $9.2 million in the first nine months from $6.9 million in the first nine months of 2006.  GraftJacket® revenues represented $7.6 million of orthopedic revenues in the first nine months of 2007 compared to $5.8 million in the prior year.  Repliform® revenues were $6.0 million in the first nine months of 2007 and 2006.

Operating income for the first nine months of 2007 increased 43% to $34.1 million compared to operating income of $23.9 million in the first nine months of 2006.

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Net income for the first nine months of 2007 was $21.4 million, or $.62 per diluted share, compared to net income of $14.2 million, or $.42 per diluted share in the first nine months of 2006.

LifeCell’s balance sheet remains strong with $91.7 million of cash and investments and no debt at September 30, 2007.

Full Year 2007 Financial Outlook

Based on the Company’s third quarter 2007 operating results and expectations for the remainder of 2007, the Company now anticipates product revenues for full year 2007 in the range of $185.0 million to $189.0 million, compared to the previous range of $182.0 million to $188.0 million.  The revised product revenue range represents anticipated annualized growth between 32% and 34% compared with 2006 product revenues of $140.6 million.

The Company also revised its 2007 operating income target to a range of $45.5 million to $46.5 million, compared to the previous range of $45.0 million to $46.5 million.  The Company’s target range for operating income includes planned spending in the fourth quarter of 2007 associated with clinical trials and marketing pre-launch activities for Strattice™.  As previously announced, in June 2007, the Company received 510(k) clearance from the United States Food and Drug Administration for Strattice™ tissue matrix, a novel soft tissue repair product.

Diluted net income per share is expected to be in the range of $0.80 to $0.82 compared to the Company’s previous range for diluted net income per share of $0.78 to $0.82.

Conference Call Information

As previously announced, the Company will host a live conference call today at 10:00 a.m. Eastern.  The dial-in number for the live call is (888) 802-2279 /domestic or (913) 312-1265/international.  A simultaneous webcast of the call will be available via LifeCell’s website at www.lifecell.com Corporate Information – Investor Relations.  The call will be archived on the Company’s website for at least 90 days.

A recording of the live-call will be available through October 30, 2007.  The dial-in number to listen to the recording is (888) 203-1112 or (719) 457-0820.  The replay access code is 7761410.

About LifeCell

LifeCell develops and markets innovative biologically-based products in the emerging field of regenerative medicine for use in reconstructive, orthopedic and urogynecologic surgical procedures.  LifeCell’s current marketed products include: AlloDerm®, for plastic reconstructive, general surgical, burn and periodontal procedures; Cymetra®, a particulate form of AlloDerm® suitable for injection; GraftJacket®, for orthopedic applications and lower extremity wounds; AlloCraft®DBM,  for bone grafting procedures; and Repliform, for urogynecologic surgical procedures.  The Company’s research and development initiatives include programs designed to extend the use of its current marketed regenerative tissue matrix products into new surgical applications as well as expanding its product line in the rapidly growing biosurgery market.  LifeCell maintains a website at www.lifecell.com.

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Forward-looking Statements

The 2007 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Form 10-Q report for the quarter ended September 30, 2007.  This release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company’s outlook for 2007 operating results.  Forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond the Company’s control, and which may cause actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  All statements other than statements of historical fact are statements that could be forward-looking statements.  These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the failure to maintain or increase revenues from the sale of LifeCell’s AlloDerm products; the failure to comply with government regulations, including the FDA; claims for damages by third-parties, including product liability claims; the Company’s dependence on a limited number of sources for human cadaveric tissue; negative publicity about the use of donated human tissue in medical procedures; the Company’s ability to increase market penetration of its current products and to develop and commercialize new products; changes in third party reimbursement practices; the failure of third party sales representatives and distributors to adequately promote, market and sell the Company’s products; the Company’s inability to protect its intellectual property; the effects of competition; and the other factors listed under “Risk Factors” in LifeCell’s annual report on Form 10-K for the year ended December 31, 2006.  LifeCell assumes no obligation to update the information contained in this news release.

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LIFECELL CORPORATION
Financial Highlights
(Unaudited)

Statement of Operations Data:	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Product revenues	$47,545,000	$35,103,000	$137,919,000	$101,310,000
Research grant revenues	43,000	162,000	612,000	741,000
Total revenues	47,588,000	35,265,000	138,531,000	102,051,000

Costs and Expenses:
Cost of products sold	14,194,000	10,524,000	40,444,000	29,834,000
Research and development	6,020,000	4,180,000	17,000,000	11,611,000
General and administrative	5,562,000	4,832,000	15,807,000	13,856,000
Selling and marketing	10,527,000	7,021,000	31,166,000	22,823,000
Total costs and expenses	36,303,000	26,557,000	104,417,000	78,124,000

Income from operations	11,285,000	8,708,000	34,114,000	23,927,000

Interest and other income, net	1,099,000	803,000	3,116,000	1,928,000

Income before income taxes	12,384,000	9,511,000	37,230,000	25,855,000

Income tax provision	5,067,000	4,439,000	15,824,000	11,612,000

Net income	$7,317,000	$5,072,000	$21,406,000	$14,243,000

Net income per common share:
Basic	$0.22	$0.15	$0.64	$0.44
Diluted	$0.21	$0.15	$0.62	$0.42
Shares used in computing net income per common share:
Basic	33,425,000	32,894,000	33,271,000	32,699,000
Diluted	35,282,000	34,084,000	34,379,000	33,854,000

Selected Balance Sheet Data:	September 30,	December 31,
	2007	2006
Cash, cash equivalents and investments	$91,704,000	$77,846,000
Receivables, net of allowance	25,201,000	22,286,000
Inventories	38,259,000	23,801,000
Accounts payable & accrued liabilities	32,194,000	27,822,000
Working capital	118,516,000	94,711,000
Total assets	194,280,000	157,121,000
Total debt obligations	-	-
Total stockholders’ equity	162,086,000	129,299,000

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